EXHIBIT 99.3

ALTRIA PRESENTS AT THE BARCLAYS CAPITAL BACK-TO-SCHOOL

CONSUMER CONFERENCE

RICHMOND, Va. September 9, 2009 – Altria Group, Inc. (Altria) (NYSE: MO) is participating in the Barclays Capital Back-To-School Consumer Conference in Boston, Massachusetts today. The presentation is being webcast live at www.altria.com in a listen-only mode, beginning at approximately 10:30 a.m. Eastern Time.

During the presentation, Michael E. Szymanczyk, Chairman and Chief Executive Officer of Altria Group, Inc. will discuss Altria’s performance against its 2009 plan to deliver strong returns to Altria shareholders, as well as opportunities for future growth.

Altria reaffirms its 2009 guidance for adjusted diluted earnings per share from continuing operations in the range of $1.72 to $1.77, representing a growth rate of 4% to 7% from an adjusted base of $1.65 per share in 2008. On a reported basis, Altria forecasts 2009 full year reported diluted earnings per share from continuing operations in the range of $1.51 to $1.56. The factors described in the Forward-Looking and Cautionary Statements section of this press release represent continuing risks to these projections. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures are detailed later in this press release.

An archived copy of the webcast and prepared remarks will be available until 5:00 p.m. Eastern Time on Friday, October 9, 2009, at www.altria.com.

Altria’s Profile

Altria directly or indirectly owns 100% of each of Philip Morris USA Inc. (PM USA), U.S. Smokeless Tobacco Co. (USSTC), John Middleton Co. (Middleton), Ste. Michelle Wine Estates Ltd. (SMWE), and Philip Morris Capital Corporation. Altria holds a continuing economic and voting interest in SABMiller plc.

The brand portfolio of Altria’s tobacco operating companies includes such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. SMWE produces and markets

6601 West Broad Street, Richmond, VA 23230

premium wines sold under 20 different labels including Chateau Ste. Michelle and Columbia Crest, as well as exclusively distributes and markets Antinori products and Champagne Nicolas Feuillatte in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at www.altria.com.

Non-GAAP Financial Measures

Altria reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). Today’s press release contains earnings per share guidance on both a reported basis and on an adjusted basis, which excludes special items that affect the comparability of reported results. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures are detailed below.

Altria’s Full-Year EPS Forecast Excluding Special Items

	Full Year
	2009	2008	Change
Reported diluted EPS from continuing operations	$1.51 to $1.56	$1.48	2% to 5%
Exit, integration and implementation costs	0.17	0.15
Gain on sale of corporate headquarters building	—	(0.12)
Loss on early extinguishment of debt	—	0.12
Tax items	—	(0.03)
UST acquisition-related costs*	0.06	0.02
SABMiller gains on issuances of common stock	(0.06)	—
SABMiller intangible asset impairments	0.04	0.03

Adjusted diluted EPS from continuing operations	$1.72 to $1.77	$1.65	4% to 7%

*	Excludes exit and integration costs for UST LLC (UST)

Forward-Looking and Cautionary Statements

This press release and today’s remarks contain projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release and today’s remarks are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the period ended June 30, 2009.

These factors include the following: Altria’s tobacco businesses (PM USA, USSTC and Middleton) are subject to intense price competition; changes in consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; reliance on key facilities and suppliers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation, including the Family Smoking Prevention and Tobacco Control Act that granted the Food and Drug Administration broad authority to regulate tobacco products; privately imposed smoking restrictions; and governmental and grand jury investigations.

Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively; and to improve productivity.

There can be no assurance that Altria will achieve the synergies expected of the UST acquisition.

Altria’s subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law and bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds. Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make other than in the normal course of its public disclosure obligations. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

SOURCE: Altria Group, Inc.

CONTACT:

Clifford B. Fleet

Vice President, Investor Relations

804-484-8222

Daniel R. Murphy

Director, Investor Relations

804-484-8222

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